UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-3

Amendment No. 1

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

DUNE ENERGY, INC.

(Issuer)

DUNE OPERATING COMPANY

DUNE PROPERTIES, INC.

(Guarantors)

(Name of applicants)

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

(Address of principal executive offices)

Securities to be Issued Under the Indenture to be Qualified

Title of Class	Amount
Floating Rate Senior Secured Notes due 2016	$50,000,000

Approximate date of proposed exchange offer:

The exchange offer will commence on November 14, 2011 and will expire immediately after 11:59 p.m.,

New York City time, on December 13, 2011, unless extended or earlier terminated by the Company.

Name and address of agent for service:

Richard H. Mourglia

General Counsel

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

With a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

(713) 220-4200

Attention: Henry Havre, Esq.

The applicants hereby amend this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this application for qualification, or (ii) such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon written request of the applicants.

EXPLANATORY NOTE

This Amendment No. 1 to Form T-3 (this “Amendment”) is being filed on behalf of Dune Energy, Inc. and the guarantors listed on the cover page of this Amendment (the “Applicants”). This Amendment is being filed solely to amend the “Contents of Application for Qualification” and to file the revised Exhibit T3.C filed herewith and to update the Exhibit Index, which changes do not affect Item 8. Analysis of Indenture Provisions. This Amendment is not intended to amend or delete any other part of the Application for Qualification of Indenture under the Trust Indenture Act of 1939 filed by the Applicants on November 14, 2011 (the “Original Application”). All other information in the Application is unchanged and has been omitted from this Amendment.

Contents of Application for Qualification. This Application comprises:

(a) Pages numbered 1 to 14 of, consecutively, of the Original Application.

(b) The statement of eligibility and qualification of the Trustee under the indenture to be qualified (filed with the Original Application as Exhibit 25.1).

(c) The following exhibits in addition to those filed as part of the statement of eligibility and qualification of the trustee:

Exhibit No.	Description

Exhibit T3A.1	Amended and Restated Certificate of Incorporation of IP Factory, Inc. (1)

Exhibit T3A.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

Exhibit T3A.3	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

Exhibit T3A.4	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

Exhibit T3A.5	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

Exhibit T3A.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

Exhibit T3A.7	Certificate of Incorporation of Dune Operating Company**

Exhibit T3A.8	Certificate of Incorporation of Dune Properties, Inc.**

Exhibit T3B.1	Bylaws of Dune Energy, Inc. (7)

Exhibit T3B.2	Amended and Restated By-Laws of Dune Energy, Inc. (8)

Exhibit T3B.3	Bylaws of Dune Operating Company**

Exhibit T3B.4	Bylaws of Dune Properties, Inc.**

Exhibit T3C	Form of Indenture*

Exhibit T3D	Not applicable

Exhibit T3E.1	Offering Memorandum and Disclosure Statement, dated November 10, 2011**

Exhibit T3E.2	Letter of Transmittal**

Exhibit T3F	Cross-reference sheet showing the location in the indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C herewith)

Exhibit 25.1	Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee**

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.2 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(8)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the applicant, Dune Energy, Inc., a corporation organized and existing under the laws of the State of Delaware, and the co-applicants named below, have duly caused this application to be signed on their behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Houston and State of Texas, on the 23rd day of November, 2011.

[SEAL]
DUNE ENERGY, INC. , as the Company

Attest:	/s/ Frank T. Smith, Jr.	By:	/s/ James A. Watt
Name:	Frank T. Smith, Jr.	Name:	James A. Watt
Title:	Senior Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer
DUNE OPERATING COMPANY DUNE PROPERTIES, INC. , each as a Guarantor

		By:	/s/ James A. Watt
		Name: Title:	James A. Watt President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit T3A.1	Amended and Restated Certificate of Incorporation of IP Factory, Inc. (1)

Exhibit T3A.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 7, 2003 (2)

Exhibit T3A.3	Certificate of Amendment of Certificate of Incorporation, dated May 5, 2004 (3)

Exhibit T3A.4	Certificate of Amendment of Certificate of Incorporation, dated June 12, 2007 (4)

Exhibit T3A.5	Certificate of Amendment of Certificate of Incorporation, dated December 14, 2007 (5)

Exhibit T3A.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated December 1, 2009 (6)

Exhibit T3A.7	Certificate of Incorporation of Dune Operating Company**

Exhibit T3A.8	Certificate of Incorporation of Dune Properties, Inc.**

Exhibit T3B.1	Bylaws of Dune Energy, Inc. (7)

Exhibit T3B.2	Amended and Restated By-Laws of Dune Energy, Inc. (8)

Exhibit T3B.3	Bylaws of Dune Operating Company**

Exhibit T3B.4	Bylaws of Dune Properties, Inc.**

Exhibit T3C	Form of Indenture*

Exhibit T3D	Not applicable

Exhibit T3E.1	Offering Memorandum and Disclosure Statement, dated November 10, 2011**

Exhibit T3E.2	Letter of Transmittal**

Exhibit T3F	Cross-reference sheet showing the location in the indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C herewith)

Exhibit 25.1	Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee**

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to Exhibit No. 3.1 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(2)	Incorporated by reference to Exhibit No. 3.1.1 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(3)	Incorporation by reference to Exhibit No. 3.1 to Form 10-Q filed by Dune Energy, Inc. (Commission File No. 001-32497) for the quarterly period ended March 31, 2007.
(4)	Incorporated by reference to Exhibit No. 3.1.3 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(5)	Incorporated by reference to Exhibit No. 3.1.4 to Form 10-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on March 3, 2011.
(6)	Incorporated by reference to Exhibit No. 3.1.2 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on December 1, 2009.
(7)	Incorporated by reference to Exhibit No. 3.2 to Form 10-KSB filed by Dune Energy, Inc. (Commission File No. 000-27897) on November 14, 2003.
(8)	Incorporated by reference to Exhibit No. 3.1 to Form 8-K filed by Dune Energy, Inc. (Commission File No. 001-32497) on July 12, 2010.

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